Exhibit 4.9

Gold Royalties Corporation

Consolidated Financial Statements

For the year ended December 31, 2014 and December 31, 2013

(expressed in Canadian dollars)

(Audited)

INDEPENDENT AUDITORS' REPORT

To the Shareholders of

Gold Royalties Corporation

We have audited the accompanying consolidated financial statements of Gold Royalties Corporation, which comprise the consolidated statements of financial position as at December 31, 2014 and 2013, and the consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Gold Royalties Corporation as at December 31, 2014 and 2013 and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 1 in the consolidated financial statements which describes conditions and matters that indicate the existence of a material uncertainty that may cast significant doubt about Gold Royalties Corporation’s ability to continue as a going concern.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Accountants

April 24, 2015

Gold Royalties Corporation
Consolidated Statement of Financial Position
As at December 31, 2014 and December 31, 2013
(Audited)

	December 31, 2014 $	December 31, 2013 $
Assets
Current assets
Cash	634,801	589,847
Accounts receivable	73,393	70,797
Prepaid expenses and deposits	1,865	1,865
Assets held for sale (note 6)	8,349,608	-
Total current assets	9,059,667	662,509

Non-current assets
Royalty interests (note 7)	1,657,194	15,085,022
Total assets	10,716,861	15,747,531

Liabilities
Current liabilities
Accounts payable and accrued liabilities	66,130	104,103
Total current liabilities	66,130	104,103

Non-current liabilities
Convertible debenture (note 8)	6,490,411	5,602,302
Total liabilities	6,556,541	5,706,405

Shareholders’ Equity
Share capital (note 9(b))	12,085,980	11,832,793
Contributed surplus (note 9(e))	1,849,354	616,263
Warrants (note 9 (f))	607,447	1,622,854
Other equity (note 8)	713,991	713,991
Deficit	(11,096,452)	(4,744,775)
Total equity	4,160,320	10,041,126

Total liabilities and equity	10,716,861	15,747,531

Going concern (note 2)
Subsequent events (note 6, 8, 9, and 14)

Approved on behalf of the Board of Directors

“Brian Hearst”
Director

“Steve King”
Director

The notes are an integral part of these consolidated financial statements.

4

Gold Royalties Corporation
Consolidated Statement of Loss and Comprehensive Loss
For the years ended December 31, 2014 and 2013
(Audited)

	December 31, 2014 $	December 31, 2013 $
Royalty revenue	331,764	254,091

Expenses
Salary and benefits	330,790	358,468
Share based expense (note 9 (d))	144,903	232,887
Professional fees	93,172	199,941
Office and general	76,352	163,548
Depletion expense (note 7)	176,234	132,195
Impairment of GST receivable	-	46,509
Rent	18,569	20,013
	840,020	1,153,561

Net operating loss	(508,256)	(899,470)

Financing expenses
Accretion of convertible debenture (note 8)	237,996	237,996
Interest on convertible debenture (note 8)	650,113	588,969
Net financing expenses	(888,109)	(826,965)

Other expenses
Royalty interest impairment (note 7)	4,955,312	414,684
Loss on disposal of royalty interest (note 7)	-	228,514
	(4,955,312)	643,198

Loss and comprehensive loss	(6,351,677)	(2,369,633)

Basic and diluted loss per share	(0.25)	(0.11)
Weighted average number of common shares outstanding during the year	25,468,227	21,246,976

The notes are an integral part of these consolidated financial statements.

5

Gold Royalties Corporation
Consolidated Statement of Changes in Shareholders’ Equity
For the years ended December 31, 2014 and 2013
(Audited)

	Share capital $	Contributed surplus $	Warrants $	Other Equity $	Deficit $	Total equity $
Balance, December 31, 2012	10,150,106	367,424	1,268,288	713,991	(2,375,142)	10,124,667
Private placements, less issue costs	364,838	-	362,517	-	-	727,355
Broker units issued pursuant to private placement	(8,001)	15,952	(7,951)	-	-	-
Common shares issued in asset acquisition	1,315,000	-	-	-	-	1,315,000
Loss for the year	-	-	-	-	(2,369,633)	(2,369,633)
Share based expense	-	232,887	-	-	-	232,887
Shares issued on exercise of broker warrants	10,850	-	-	-	-	10,850
Balance, December 31, 2013	11,832,793	616,263	1,622,854	713,991	(4,744,775)	10,041,126
Shares issued to acquire royalty interest	85,526	-	-	-	-	85,526
Shares issued pursuant to private placement, net of share issue costs	167,661	-	72,781	-	-	240,442
Loss for the year	-	-	-	-	(6,351,677)	(6,351,677)
Reclassification of warrant fair value upon expiry	-	1,088,188	(1,088,188)	-	-	-
Share-based payment expense	-	144,903	-	-	-	144,903
Balance, December 31, 2014	12,085,980	1,849,354	607,447	713,991	(11,096,452)	4,160,320

The notes are an integral part of these consolidated financial statements.

6

Gold Royalties Corporation
Consolidated Statement of Cash Flows
For the years ended December 31, 2014 and 2013
(Audited)

	December 31, 2014 $	December 31, 2013 $
Cash (used in) provided by:
Operating activities
Loss for the year	(6,351,677)	(2,369,633)
Adjustments for:
Share based payments	144,903	232,887
Accretion of convertible debenture	237,996	237,996
Depletion expense	176,234	132,195
Loss on disposal of royalty interest	-	228,514
Impairment of GST receivable	-	46,509
Accrued interest on convertible debt	650,113	-
Royalty interest impairment	4,955,312	414,684
	(187,119)	(1,076,848)

Change in accounts receivable	(2,596)	20,299
Change in prepaid expenses and deposits	-	(237)
Change in accounts payable and accrued liabilities	(37,973)	59
	(227,688)	(1,056,727)

Investing activities
Acquisition of royalty interests	(2,800)	(1,238,703)
Disposal of royalty interests	-	500,000
Royalty advance payments	35,000	35,000
	32,200	(703,703)

Financing activities
Proceeds from issuance of common shares and common share purchase warrants, net of issue costs	240,442	727,355
Exercise of broker warrants	-	10,850
Accrued interest on convertible debt	-	588,969
	240,442	1,327,174

Change in cash	44,954	(433,256)
Cash, beginning of year	589,847	1,023,103
Cash, end of year	634,801	589,847

The notes are an integral part of these consolidated financial statements.

7

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

1	Reporting entity

Gold Royalties Corporation (the “Company”), is incorporated under the Alberta Business Corporations Act. The Company’s operations focus primarily on precious metals mining royalties, particularly gold net smelter returns and gold metal stream royalties. The Company’s head office is located at Suite 200, 638 11th Avenue SW, Calgary, Alberta, T2R 0E2.

2	Going concern

These consolidated financial statements have been prepared on a going concern basis which assumes that the Company will realize the carrying value of its assets and discharge its liabilities in the normal course of business. Currently, the Company holds twenty royalty interests on properties within Canada, the majority of which have yet to start production. As a royalty company, there are limited requirements for capital expenditures.

During the year ended December 31, 2014, the Company incurred a loss totaling $6,351,677 (2013 – 2,369,633) and used funds in operations totaling $187,119 (2013 – 1,076,848). The ability of the Company to continue as a going concern including meeting its obligations, funding future operations and recovering the carrying value of the royalty interests is dependent upon the successful extraction of minerals and receipt of royalty revenue in relation to its royalty interests. There can be no assurance that the extraction of minerals will be successful or that sufficient royalty revenues will be earned to meet the Company’s ongoing cash outflows, and these material uncertainties may cast significant doubt over the Company’s ability to continue as a going concern. If unsuccessful, the Company may be required to curtail operations unless additional financing arrangements are completed or support from shareholders is received. The outcome of these matters cannot be determined at this time.

Subsequent to December 31, 2014, the Company closed a transaction to dispose of a significant royalty interest. A portion of the proceeds were used to extinguish the convertible debenture.

These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

8

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

3	Basis of presentation

The annual consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretation Committee (“IFRIC”).

The policies applied in these annual financial statements are based on IFRS issued as of April 24, 2015, the date the Board of Directors approved the statements.

4	Significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these financial statements.

Basis of measurement and currency

The financial statements have been prepared on a historical cost basis except for share based payment transactions and financial assets or liabilities classified or designated as held for trading, available-for-sale financial assets or derivative financial instruments, which are measured at fair value.

These financial statements are presented in Canadian dollars, which is the Company’s functional currency.

Significant accounting judgments, estimates and assumptions

The preparation of financial statements in conformity with IFRS requires the Company to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Estimates and underlying assumptions are reviewed on an ongoing basis and are based on management’s best knowledge of the relevant facts and circumstances, having regard to previous experience. However, actual outcomes may differ from these estimates. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

9

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

In particular, significant areas of judgments, estimates and assumptions considered by management include:

(a)	Mineral reserves:

Amounts recorded for depreciation, depletion and amortization and amounts used for impairment calculations are based on estimates of mineral reserves by the operators of the mineral properties where the Company has a royalty interest. By their nature, the estimates of reserves, including the estimates of future prices, costs, discount rates and the related future cash flows are subject to measurement uncertainty.

Assessment of the impairment of royalty interests requires the use of judgments, assumptions and estimates when assessing whether there are any indicators that could give rise to the requirement to conduct a formal impairment test on the Company’s royalty interests. The assessment of fair values requires the use of estimates and assumptions for recoverable production, long-term commodity prices, discount rates, reserve/resource conversion, net asset value multiples and the associated production implications. Changes in any of the assumptions and estimates used in determining the fair value of the royalty interests could impact the impairment analysis.

(b)	Share-based compensation:

Compensation costs accrued for share-based compensation plans are subject to the estimation of what the ultimate payout will be using pricing models such as the Black-Scholes model which is based on significant assumptions such as the future volatility of the market price of the Company’s shares and the expected term of the issued stock option.

10

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risk and rewards of ownership. Financial assets and liabilities are offset and the net amount reported in the statement of financial position when there is a legally enforceable right to offset the recognized amount and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Non-derivative financial instruments

Non-derivative financial instruments include cash, accounts receivable, accounts payable and accrued liabilities, and the convertible debenture. Non-derivative financial instruments are recognized initially at fair value. Subsequent to the initial recognition, non-derivative financial instruments are designated into one of the following categories and measured as described below. Interest, dividends, losses and gains relating to financial assets and liabilities are recognized in net income, other comprehensive income and within the statement of cash flows.

(i)	Financial assets and liabilities at fair value through profit or loss: A financial asset or liability is classified in this category if acquired principally for the purpose of selling or repurchasing in the short-term. The Company has classified cash as financial assets and liabilities at fair value through profit or loss.

(ii)	Held to maturity investments (“HTM”): HTM investments are measured at amortized cost using the effective interest method, less any impairment losses.

As at December 31, 2014 and 2013, the Company does not have any held to maturity investments.

(iii)	Available for sale investments (“AFS”): AFS investments are non-derivatives that are either designated in this category or not classified in any of the other categories.

AFS investments are recognized initially at fair value plus transaction costs and are subsequently carried at fair value. Gains or losses arising from changes in fair value are recognized in other comprehensive income/(loss). AFS investments are classified as non-current, unless the investment matures within twelve months, or management expects to dispose of them within twelve months.

Interest on AFS investments, calculated using the effective interest method, is recognized in the statement of loss and comprehensive loss as part of finance income. Dividends on AFS equity instruments are recognized in the statement of loss and comprehensive loss as part of other income and expenses when the Company’s right to receive payment is established. When an AFS investment is sold or impaired, the accumulated gains or losses are moved from accumulated other comprehensive income to the statement of loss and comprehensive loss and included in other income and expenses.

11

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

As at December 31, 2014 and 2013, the Company does not have any AFS investments.

(iv)	Loans and receivables: Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. The Company’s loans and receivables are comprised of accounts receivable which are included in current assets due to their short-term nature. Loans and receivables are initially recognized at the amount expected to be received less, when material, a discount to reduce the loans and receivables to fair value. Subsequently, loans and receivables are measured at amortized cost using the effective interest method less a provision for impairment.

(v)	Financial liabilities at amortized cost: Financial liabilities at amortized cost include accounts payable and accrued liabilities and the convertible debenture. Accounts payable and accrued liabilities are initially recognized at the amount required to be paid less, when material, a discount to reduce the payables to fair value.

Financial liabilities are classified as current liabilities if payment is due within twelve months or if the liability is expected to be settled within twelve months. Otherwise, they are presented as non-current liabilities.

Share capital

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and share options are recognized as a deduction from equity, net of any tax effects.

Royalty interest

Royalty interests are capitalized at cost. All direct costs related to the acquisition of royalty interests are capitalized until the royalty interest is ready for its intended use, sold or determined to be impaired. Acquisition costs of development and exploration stage royalty interests are not depleted until such time as royalty-generating production begins. The royalty interest are depleted on a unit-of-production basis where the denominator is the estimated proven and probable reserves, which is estimated using available estimates of proven and probable reserves specifically associated with the mineral properties. Management relies on public disclosure for information on proven and probable reserves from the third-party of the producing mineral interests. The Company may receive advanced minimum payments prior to the commencement of production on some of its royalty interests. In these circumstances, the Company would record depletion expense on a units-of-production method, as described above, up to a maximum of the total of the advanced minimum payment received.

12

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

Impairment

Financial assets

A financial asset is assessed at each reporting date to determine whether there is any objective evidence that it is impaired. A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of that asset. Objective evidence that financial assets are impaired can include: significant financial difficulty of the issuer or counterparty; the potential loss is significant; a prolonged decline in value (defined as a decline in value lasting longer than one year); default or delinquency of payments; or it is probable that the borrower will enter bankruptcy or financial re-organization.

(i)	Financial assets carried at amortized cost: An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the original effective interest rate. The carrying amount of the asset is reduced by this amount and losses are recognized in profit or loss and through the use of an allowance account.

(ii)	Available for sale financial assets: The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in profit or loss. This amount represents the cumulative loss in accumulated other comprehensive income that is reclassified to the statement of loss and comprehensive loss.

Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the reversal can be related objectively to an event occurring after the impairment loss was recognized. The reversal is recognized in profit or loss or credited against the allowance account. Impairment losses on available for sale equity instruments are not reversed.

13

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

Non-financial assets

The carrying amounts of the Company’s non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

Royalty interests are reviewed for impairment if there is any indication that the carrying amount may not be recoverable. Impairment is assessed at the level of cash-generating units ("CGUs") which are identified as the smallest identifiable group of assets that generate cash inflows, which are largely independent of the cash inflows from other assets. This is usually at the individual royalty interest level for each property from which cash inflows are generated.

An impairment loss is recognized for the amount by which the asset's carrying value exceeds its recoverable amount, which is the higher of fair value less costs to sell and value-in-use. The future cash flow expected is derived using estimates of proven and probable reserves and information regarding the mineral properties that could affect the future recoverability of the Company's interests. Discount factors are determined individually for each asset and reflect their respective risk profiles. Any impairment loss is charged to the statement of loss and comprehensive loss. The royalty interest is subsequently reassessed for indications that an impairment loss previously recognized may no longer exist and an impairment charge is reversed if the royalty interest's recoverable amount exceeds its carrying amount.

Revenue recognition

Revenue from royalty interests is measured at the fair value of the consideration received or receivable when management can reliably estimate the receivable, pursuant to the terms of the royalty agreements, and collection is reasonably assured. In some instances, the Company will not have access to sufficient information to make a reasonable estimate of revenue and, accordingly, revenue recognition is deferred until management can make a reasonable estimate. Differences between estimates of royalty revenue and actual amounts are adjusted and recorded in the period that the actual amounts are known.

Share based expense

The Company issues stock options to directors, officers and consultants. The fair value of options granted to employees is measured at grant date, using the Black-Scholes option pricing model, and is recognized over the vesting period, using a graded vesting model. The fair value is recognized as an expense within operations with a corresponding increase in contributed surplus. A forfeiture rate is estimated on the grant date and is adjusted to reflect the actual number of options that vest.

14

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

The fair value of the warrants issued as part of the private placements is measured at the closing date of the private placement, using the Black-Scholes option pricing model. The fair value is recognized as a deduction against share capital with a corresponding increase in contributed surplus.

If and when the stock options and/or warrants are ultimately exercised, the applicable amounts of contributed surplus are transferred to share capital.

Earnings per share

Basic earnings per share is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding for the effects of dilutive instruments such as options granted to employees.

Finance income and expenses

Finance expense comprises interest expense on borrowings and accretion of the discount on provisions.

Interest income is recognized as it accrues in profit or loss, using the effective interest rate method.

Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.

Assets held for sale

Assets are classified as held for sale if the carrying amount will be recovered principally through a sale transaction rather than through continued use. The sale of these assets must be considered highly probable. A sale is considered highly probable if the assets are available for immediate sale, and management has stated their intention to sell the properties within one year. Assets classified as held for sale are measured at the lower of the carrying value and the fair value less costs to sell, and are no longer depreciated.

15

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

Income taxes

Income tax expense comprises current and deferred tax. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized by providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized on the initial recognition of assets or liabilities in a transaction that is not a business combination. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Deferred income taxes are presented as non-current.

5	Recent accounting pronouncements

The following pronouncements and amendments became effective for annual periods beginning on or after January 1, 2014.  Adopting these standards has had minimal or no impact on the Company’s financial statements.

IAS 32 – “Financial Instruments: Presentation”, the amendments clarify that the right to offset financial assets and liabilities must be available on the current date and cannot be contingent on a future event. The adoption of IAS 32 did not impact the Consolidated Financial Statements.

16

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

IAS 36 – “Impairment of Assets” which reduces the circumstances in which the recoverable amount of CGUs is required to be disclosed and clarify the disclosures required when an impairment loss has been recognized or revered in the period. The adoption of IAS 36 did not impact the consolidated financial statements.

IFRIC 21 – “Levies” which clarifies that an entity recognizes a liability for a levy when the activity that triggers payment, as identified by the relevant legislation, occurs. The interpretation also clarifies that no liability should be recognized before the specified minimum threshold to trigger that levy is reached. The adoption of this interpretation did not have an impact on the Company’s consolidated financial statements.

The Company has reviewed the new and revised accounting pronouncements that have been issued but are not yet effective and determined that the following may have an impact on the Company. The Company has not quantified the effect of the following:

IFRS 15 – “Revenue from contracts with customers”, replaces International Accounting Standard 11, “Construction Contracts” (“IAS 11”), IAS 18, “Revenue” (“IAS 18”), and several revenue-related interpretations. IFRS 15 establishes a single revenue recognition framework that applies to contracts with customers. The standard requires an entity to recognize revenue to reflect the transfer of goods and services for the amount it expects to receive, when control is transferred to the purchaser. Disclosure requirements have also been expanded. This IFRS becomes effective for annual periods beginning on or after January 1, 2017 with earlier adoption permitted. The standard may be applied retrospectively or using a modified retrospective approach. The Company is currently evaluating the impact of adopting IFRS 15 on the Consolidated Financial Statements.

IFRS 9 – “Financial Instruments”, which is the result of the first phase of the IASB’s project to replace IAS 39 – “Financial Instruments: Recognition and Measurement”. The new standard replaces the current multiple classification and measurement models for financial assets and liabilities with a single model that has only two classification categories: amortized cost and fair value. This IFRS becomes effective for periods beginning on or after January 1, 2018. The Company has not yet begun the process of assessing the impact that the new standard will have on its financial statements

17

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

6	Assets held for sale

On December 23, 2014, the Company announced that it had entered into an agreement with an unrelated party to dispose of its Eagle and Lynx royalties (the “Royalties”), and accordingly these Royalties were classified as held for sale at December 31, 2014. On January 14, 2015, the Company closed the transaction selling the Royalties for gross proceeds of $7,000,000 USD ($8,349,608 CDN). The carrying value of the Royalties exceeded the proceeds received and consequently an impairment of $674,312 was recorded in the statement of comprehensive loss as at December 31, 2014.

7	Royalty interests

For the years presented, the Company had the following royalty interests:

Royalty Interest	December 31, 2013 Net book value $	Acquisition Purchase Price $	Acquisition Costs $	Royalty Advance Payments $	Depletion & Impairment $	Transfer to Assets Held for Sale $	December 31, 2014 Net book value $
Bachelor Lake	596,319	-	-	-	(176,234)	-	420,085
Blende	1,012,527	-	-	-	-	-	1,012,527
KM61	55,323	-	-	-	-	-	55,323
Seymour Lake	78,548	-	-	-	-	-	78,548
Hart	1,492,368	-	-	-	-	-	1,492,368
Eagle/Lynx (note 6)	9,058,929	-	-	(35,000)	(674,312)	(8,349,608)	-
Justin/Hit	516,240	-	-	-	-	-	516,240
Barry Project	452,365	-	-	-	-	-	452,365
Iron Horse Project	609,947	-	-	-	-	-	609,947
Eastern Extension Gold Deposit	450,446	-	-	-	-	-	450,446
Bradshaw Gold Deposit	762,009	-	-	-	-	-	762,009
Barry/Windfall/Waconichi Royalties	-	85,526	2,800	-	-	-	88,326
Royalty impairment	-	-	-	-	(4,281,000)	-	(4,281,000)
	15,085,022	85,526	2,800	(35,000)	(5,131,546)	(8,349,608)	1,657,194

Royalty Interest	December 31, 2012 Net book value $	Acquisition Purchase Price $	Acquisition Costs $	Royalty Advance Payments $	Disposals $	Depletion & Impairment $	December 31, 2013 Net book value $
Bachelor Lake	1,457,028	-	-	-	(728,514)	(132,195)	596,319
Blende	1,012,527	-	-	-	-	-	1,012,527
Bermuda & Bermuda Project	135,748	275,000	3,936	-	-	(414,684)	-
KM61	55,323	-	-	-	-	-	55,323
Seymour Lake	78,548	-	-	-	-	-	78,548
Yellowjacket	568,224	-	-	-	(568,224)	-	-
Hart	1,492,368	-	-	-	-	-	1,492,368
Eagle/Lynx	9,093,929	-	-	(35,000)	-	-	9,058,929
Justin/Hit	516,240	-	-	-	-	-	516,240
Barry Project	-	450,000	2,365	-	-	-	452,365
Iron Horse Project	-	600,000	9,947	-	-	-	609,947
Eastern Extension Gold Deposit	-	440,000	10,446	-	-	-	450,446
Bradshaw Gold Deposit	-	750,000	12,009	-	-	-	762,009
	14,409,935	2,515,000	38,703	(35,000)	(1,296,738)	(546,879)	15,085,022

18

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

On September 17, 2012, the Company entered into a royalty acquisition partnership (the “Partnership”) with Franco-Nevada Corporation (“Franco-Nevada”), an arms-length party. Under the terms of the Partnership, the Company has provided Franco-Nevada a participation right to acquire, at the time of purchase, a 50% asset-level ownership position in any future royalty transaction which the Company has a signed letter of intent or binding agreement to acquire. The Partnership applies to any new smelter return, net profits interest or metal stream royalty acquisition where the total consideration paid for the royalty is up to $15,000,000. The terms of the Partnership extend until September 17, 2014. The Partnership was not renewed and accordingly has expired as at December 31, 2014.

Impairment – royalty interests

On February 18, 2015, the Company entered into an arrangement agreement (the “Arrangement Agreement”) whereby all of the outstanding common shares of the Company will be acquired by an unrelated party (the “Acquirer”) by way of a statutory plan of arrangement (the “Arrangement”). Pursuant to the Arrangement, shareholders of the Company will receive common shares of the Acquirer on the basis of 0.045 common shares of the Acquirer for each 1 common share of the Company. The net asset position of the Company at December 31, 2014, adjusted for the subsequent sale of the Eagle and Lynx royalty (note 6) and the repayment of the convertible debenture (note 8), was in excess of the fair value of the Company and accordingly an impairment of $4,281,000 was taken over the royalty interests. In addition to the impairment of Eagle and Lynx royalty of $674,312 (note 6), the total impairment expense was $4,955,312.

Barry/Windfall/Waconichi Royalties

On May 1, 2014, the Company closed a transaction (the “Acquisition”) to acquire a portfolio of net smelter return (“NSR”) interests (the “Assets”) from an unrelated party. The Assets consist of five NSR interests on Quebec-based gold projects. As consideration for the Acquisition, the Company issued 328,948 common shares at a value of $0.26 per common share, for total proceeds of $85,526.

The Barry Royalties

Two of the five NSR interests include claims surrounding the Barry Gold Deposit being advanced by Metanor Resources Inc. (“Metanor”). The first of these is a 1% NSR on claims immediately north of the Barry Gold Deposit, which Metanor may repurchase one half of for a cash payment of $500,000; the second of which is a 0.5% NSR on claims surrounding the Barry Gold Deposit, which Metanor may repurchase one half of for a cash payment of $250,000.

19

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

The Windfall Royalties

Two of the five NSR interests are claims adjacent to the Windfall Lake Gold Deposit (“Windfall Lake”) being advanced by Eagle Hill Exploration Corp. (“Eagle Hill”). The first of these is a 1% NSR on 184 claims north of Windfall Lake, which Eagle Hill may repurchase for a cash payment of $500,000; the second of which is a 0.5% NSR on claims immediately north of Windfall Lake, which Eagle Hill may repurchase for a cash payment of $500,000.

The Waconichi Royalty

One of the five NSR interests is a 1% NSR on claims comprising the Waconichi property (the “Waconichi NSR”) operated by Northern Superior Resources Inc. (“Northern Superior”). Northern Superior may repurchase one half of the Waconichi NSR for a cash payment of $1,000,000.

Bradshaw Gold Deposit

On December 13, 2013, the Company closed a purchase agreement pursuant to which the Company acquired royalty interests on the Bradshaw Gold Deposit located in Ontario. The Company acquired a 1% gross royalty on the Bradshaw Gold Deposit, a 1% gross royalty interest on a portfolio of mineral claims surrounding the Bradshaw Gold Deposit, and a right-of-first-refusal with respect to the future gold streams associated with the Bradshaw Gold Deposit (collectively, the “Assets”). As consideration for the Assets, the Company paid cash of $750,000.

Eastern Extension Gold Deposit

On November 7, 2013, the Company closed a purchase agreement pursuant to which the Company acquired a royalty interest on the Eastern Extension Gold Deposit located in Quebec from the operator of the project. The royalty interest provides a 1% NSR for total consideration of $440,000, paid through the issuance of 1,000,000 common shares of the Company at a value of $0.44 per common share. One-half of the shares issued are subject to an escrow period expiring 10 months from the date of closing of the transaction.

Iron Horse Project

On August 2, 2013, the Company entered into an assumption agreement pursuant to which the Company acquired a royalty interest in the Iron Horse Project located in Newfoundland for total consideration of $600,000, paid through the issuance of 1,333,333 common shares of the Company at a value of $0.45 per common share. The royalty interest provides a 1% NSR. The shares provided to Metals Creek are subject to an escrow period whereby 25% of the shares will be released every 6 months from the date of closing of the transaction.

20

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

Barry Project

On March 25, 2013, the Company entered into an assumption agreement pursuant to which the Company acquired a royalty interest in the Barry Gold Deposit located in Quebec for total cash consideration of $450,000. The royalty interest acquired is a 1% NSR and covers two property segments with stand-alone royalty obligations. As part of the royalty agreement, the operating entity has the right to purchase one-half of the 1% NSR on one of the property segments for an amount of $500,000.

Bachelor Lake

On March 31, 2011, the Company entered into an assumption agreement pursuant to which the Company acquired a royalty interest in the Bachelor Lake Property located in Quebec for $1,200,000. The royalty interest acquired is a 1% NSR on all minerals produced from all or any part of this property as outlined in the royalty agreement with the operating entity. Pursuant to the assumption agreement, the Company will be entitled to all royalties paid on the first 200,000 ounces of gold or gold equivalent ounces of other minerals and that royalty payments for minerals extracted in excess of 200,000 ounces will be split such that the Company will receive 60% of these royalty payments.

On March 22, 2012, the Company entered into an amendment to purchase agreement in exchange for cash consideration of $300,000. The amendment to purchase agreement changed the assumption agreement dated March 31, 2011 and provided that the Company would receive 100% of royalty payments in excess of 200,000 ounces of gold or gold equivalent ounces of other minerals. During the period ended December 31, 2012, commercial production began on the Bachelor Lake property, and accordingly the Company has recorded a depletion expense.

As part of the royalty agreement, the operating entity had the right to re-purchase the royalty for an amount of $1,000,000 subject to the right of the Company to limit the sale to half of the royalty for an amount of $500,000. The operating entity was entitled to exercise its right to re-purchase the royalty at any time within eighteen months from the date of the commencement of the commercial production, as defined in the royalty agreement. On February 5, 2013, the Company accepted the contractual re-purchase right of one half of the Bachelor Lake NSR royalty in exchange for a cash payment of $500,000 and a declaration by the operator of commercial production. The Company now retains a 0.5% NSR on all life-of-mine production from the Bachelor Lake properties. The Company recorded a loss on the re-purchase of the royalty of $228,514.

21

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

Bermuda & Bermuda Project

On December 13, 2011, the Company entered into an assumption agreement pursuant to which the Company acquired a royalty interest in the Bermuda Property located in Ontario for $125,000. The royalty interest acquired is a 0.5% NSR on all minerals produced from all or any part of this property as outlined in a royalty agreement with the operating entity.

On March 1, 2013, the Company entered into an assumption agreement pursuant to which the Company acquired a royalty interest in the Bermuda Project located in Ontario for total consideration of $275,000, paid through the issuance of 352,565 common shares of the Company at a value of $0.78 per common share. The royalty interest provides an NSR of 1%.

Subsequent to December 31, 2013, the Company determined that the carrying value of the Bermuda and Bermuda project royalties exceeded the recoverable amount and accordingly impaired the value to $nil as at December 31, 2013.

Yellowjacket

On January 10, 2012, the Company entered into a purchase agreement pursuant to which the Company acquired a 1.5% NSR interest in the Yellowjacket property located in British Columbia. The acquisition cost of the royalty interest is $700,000 and is held by way of an escrow agreement between the vendor and the Company. Pursuant to the escrow agreement, the Company paid $100,000 to the vendor on the closing date of the transaction and was required to pay the additional $600,000 by way of six annual payments of $100,000 due on or before each of the annual anniversary dates of January 10.

The present value of the future annual payments of $600,000 was recorded as a liability in the consolidated statement of financial position. Through a non-cash accretion expense, the liability was being increased to its face value of $600,000 over the 6 year life of the liability.

On January 10, 2013, upon review of the operator’s strategic announcement indicating the operator was sourcing opportunities to increase the value from the mining property, the Company elected to discontinue all remaining and future obligations toward the acquisition price. The remaining cost of the royalty interest recorded and the offsetting current and long-term portion of the royalty interest payable were removed upon the disposition date.

A director and CEO of the Company was a director of Athabasca Nuclear Corporation (formerly Yellowjacket Resources Ltd) at the time of the above, the owner of the Yellowjacket Property.

22

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

Eagle and Lynx

On July 30, 2012, the Company entered into an agreement to acquire two royalty interests in the Eagle and Lynx zones for total consideration of $9,000,000. The Eagle zone interest acquired provides a gross returns royalty of 2%, whereby the production royalty is to be calculated upon commencement of production. The royalty rate of 2% of gross returns received from the sale of metals produced will be reduced to 1% of the gross returns after the Company has received $1,000,000 in royalty payments of which $580,000 has been received to date. The operator has no buy-back rights on this royalty. The Lynx zone interest acquired provides a net smelter royalty of 1.5%, which may be repurchased by the operator at a rate of $100,000 per 0.1% for a total of $1,500,000, less advance royalty payments received by either the royalty’s vendor or the Company, as the cumulative case may be. During the year ended December 31, 2014, the Company received the second annual advance royalty payment of $35,000, which has been recorded as an offset to the cost of the royalty.

The Company issued 200,000 share purchase warrants to those who facilitated the acquisition of the royalty interests and entitles the holders thereof to purchase one common share of the Company at a price of $0.80 per common share until July 14, 2014. The share purchase warrants were valued at $68,698 and recorded as an acquisition cost with an offsetting credit to warrants. The share purchase warrants expired unexercised during the year ended December 31, 2014.

On January 14, 2015, the Company sold its interest in Eagle and Lynx (note 6).

23

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

8	Convertible debenture

On July 30, 2012, the Company issued a non-brokered convertible debenture in the amount of $5,400,000 (the “Debenture”) to Callinan Royalties Corporation. The Debenture bears an interest rate of 10% per annum, compounded quarterly, and has a maturity date of July 30, 2016. As of December 31, 2014, the Company has accrued $1,239,082 (December 31, 2013 - $817,344) of interest expense. The Debenture is convertible into units of the Company at the option of the holder at any time up to the date of maturity. The conversion price is $0.80 per unit. Each unit consists of one common share of the Company and one common share purchase warrant. Each common share purchase warrant entitles the holder thereof to purchase one common share of the Company at a price of $1.20 per common share until July 30, 2016. The interest can be deferred in full to the maturity date and can be paid in common shares of the Company at the then 5-day weighted-average market share price. The Debenture can also be redeemed in either cash, or for a 60% ownership position in royalties on the Eagle Zone and Lynx Zone mining properties. The Company has the right to redeem the Debenture for a cash payment of $8,600,000 at any point up to the maturity date, subject to the holder first having a pre-emptive right to convert the amount then outstanding into equity of the Company. The Debenture is secured by a general security agreement over the Company’s assets.

The Debenture is a compound financial instrument and as such has been bifurcated into a liability and equity component. The residual valuation method was used to determine the equity portion of the Debenture. Under this approach, the liability component was valued first, and the difference between the proceeds of the Debenture and the fair value of the liability was assigned to the equity component. The Company allocated $4,448,012 to the liability component and $951,988 to the equity component upon issuance of the Debenture.

The present value of the liability component was calculated using a discount rate of 15% per annum which approximated the interest rate that would have been applicable to non-convertible debt of the Company at the time the Debenture was issued. Through a non-cash interest expense, the liability component of the Debenture will be increased to its face value of $5,400,000 over the 4 year life of the Debenture using the effective yield method.

24

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

The following table summarizes the accounting of the Debenture:

Debenture $
Balance, December 31, 2012	4,775,337
Accretion of liability component	237,996
Accrued interest expense	588,969
Balance, December 31, 2013	5,602,302
Accretion of liability component	237,996
Accrued interest expense	650,113
Balance, December 31, 2014	6,490,411

On January 12, 2015, the Company sold its Eagle and Lynx royalty interests for gross proceeds of $7,000,000 USD ($8,349,608 CDN) (note 6). The proceeds were used to extinguish the principal balance and accrued interest owing under the Debenture, pursuant to the Company’s right to repay the Debenture prior to its maturity date of July 2016 for a one-time cash payment of $8,600,000 CDN. The Company made a one-time cash payment of $6,882,484 CDN and issued 2,836,603 common shares to Callinan Royalties (the “Lender”) at a fair value of $255,294, which is $0.09 per share. The Lender accepted the cash payment and common shares as settlement for the original principal and its accrued interest through to the closing date of the settlement of January 12, 2015.

9	Share capital

a)	Authorized

Unlimited number of common shares, no par value

Unlimited number of voting convertible, redeemable, preferred shares, no par value

b)	Issued

	Number of Common Shares	Amount $
Balance, December 31, 2012	20,099,414	10,150,106
Royalty interest acquisition (note 7)	2,685,898	1,315,000
Private placement (i)	1,960,000	393,251
Share issue costs (i)	-	(36,414)
Exercise of broker warrants (note 9(g))	21,700	10,850
Balance, December 31, 2013	24,767,012	11,832,793
Royalty interest acquisition (note 7)	328,948	85,526
Private placement (ii)	720,000	177,309
Share issue costs (ii)	-	(9,648)
Balance, December 31, 2014	25,815,960	12,085,980

25

Gold Royalties Corporation
Notes to the Consolidated Financial Statements
For the year ended December 31, 2014 and December 31, 2013
(Audited)

i)	On December 6, 2013, the Company completed a private placement (the “Private Placement”), issuing 1,960,000 units (“Units”) for total proceeds of $784,000 ($0.40/unit). Each unit consisted of one common share of the Company and one common share purchase warrant, with each whole warrant entitling the holder thereof to purchase one common share of the Company for $0.50 per common share until December 6, 2015, which was valued at $390,749 (note 9 (f)).

In connection with the private placement, cash commissions of $56,645 were paid to facilitators of the private placement of which $28,413 was allocated to share capital and $28,232 was allocated to warrants. 38,625 broker units were also issued, valued at $15,952 on the same basis as the Unit (note 9(g)). The broker units are exercisable until December 6, 2015. $8,001 of the broker unit option value was allocated to share capital and $7,951 was allocated to warrants, with an offsetting credit to contributed surplus totaling $15,952.

ii)	On May 1, 2014, the Company completed a private placement, issuing 720,000 units for total proceeds of $252,000 ($0.35/unit). Each unit consisted of one common share of the Company and one common share purchase warrant, with each whole warrant entitling the holder thereof to purchase one common share of the Company for $0.50 per common share until May 1, 2016, which was valued at $74,691 (note 9 (f)).

In connection with the private placement, cash commissions of $11,558 were paid to facilitators of the private placement of which $9,648 was allocated to share capital and $1,910 was allocated to warrants.

iii)	As at December 31, 2014, there is 578,400 common shares (2013 – 1,156,800) held in escrow

c)	Stock options

The Company established a stock option plan (the “Plan”) for the benefit of employees, directors, officers and consultants of the Company. The maximum number of options available under the Plan is limited to 10% of the issued and outstanding common shares on the date the option is granted. The terms of each grant, including the price, vesting period and the exercisable period are determined by the Board of Directors.

26

Gold Royalties Corporation

Notes to the Consolidated Financial Statements

For the year ended December 31, 2014 and December 31, 2013

(Audited)

During the year ended December 31, 2014, there were 375,000 options granted, 70,000 options were cancelled, 140,000 options were forfeited and there were no exercises or expiries. The following table summarizes information about the Company’s stock options outstanding at December 31, 2014:

	December 31, 2014		December 31, 2013
	Number of Options Exercisable and Outstanding	Weighted Avg. Exercise Price $	Number of Options Exercisable and Outstanding	Weighted Avg. Exercise Price $
Outstanding, beginning of year	1,150,000	0.79	900,000	0.78
Granted	375,000	0.40	250,000	0.825
Cancelled	(70,000)	0.825	-	-
Forfeitures	(140,000)	0.825	-	-
Outstanding, end of year	1,315,000	0.68	1,150,000	0.79

The total stock options outstanding at December 31, 2014 are as follows:

Exercise prices ($)	Options outstanding	Weighted average remaining term (years)	Weighted average exercise price ($)	Options exercisable	Weighted average exercise price ($)
0.00-1.00	1,315,000	3.51	0.68	1,167,500	0.66

On October 4, 2012, the Company announced its intent to grant 250,000 stock options to officers and employees of the Company. On August 13, 2013, the grant received regulatory and shareholder approval, and accordingly the stock options were valued as of the approval date. Each option had an exercise price of $0.825 per option and each has a term of 5 years from the original grant date. The stock options were re-priced to $0.30 on August 29, 2014. All options vest 1/3 on each of the first, second and third anniversaries of the original grant date.

On December 13, 2013, the Company announced its intent to grant 450,000 stock options to officers and employees of the Company. On August 29, 2014, the grant received regulatory and shareholder approval, accordingly the stock options were valued as of the approval date. 375,000 stock options were granted as 75,000 options were granted to officers and employees who resigned prior to the approval date of August 29, 2014. Each option has an exercise price of $0.40 per option and each has a term of 5 years from the original grant date.

d)	Share based payment expense

The stock options granted during the year ended December 31, 2014 are all exercisable at $0.40 per option and expire 5 years after the grant date. All options vested immediately on the approval date. Share-based payment expense, being the estimated fair value of the options granted was calculated using the Black-Scholes option pricing model.

27

Gold Royalties Corporation

Notes to the Consolidated Financial Statements

For the year ended December 31, 2014 and December 31, 2013

(Audited)

The stock options granted during the year ended December 31, 2013 are all exercisable at $0.825 per option and expire 5 years after the grant date. All options vest 1/3 on each of the first, second and third anniversaries of the grant date. Share-based payment expense, being the estimated fair value of the options granted was calculated using the Black-Scholes option pricing model.

The weighted average assumptions used in the calculation are noted below:

	December 31, 2014	December 31, 2013
Risk-free interest rate	1.35%	1.71%
Expected life	5 years	3 years
Volatility	103.87%	103.87%
Fair value per option	$0.20	$0.27
Forfeiture rate	0.00%	0.00%

Compensation expense recognized during the year ended December 31, 2014 was $144,903 (year ended December 31, 2013 - $232,887).

e)	Contributed surplus

	December 31, 2014 $	December 31, 2013 $
Balance, beginning of year	616,263	367,424
Share based payment expense	175,293	232,887
Broker warrants issued under Private Placement (note 9(g))	-	15,952
Fair value reallocation on expiry of warrants	1,088,188	-
Fair value reallocation on stock option forfeitures	(30,390)	-
Balance, end of year	1,849,354	616,263

28

Gold Royalties Corporation

Notes to the Consolidated Financial Statements

For the year ended December 31, 2014 and December 31, 2013

(Audited)

f)	Warrants

Warrants to acquire common shares outstanding at December 31, 2014 are as follows:

	Number of warrants issued and exercisable	Amount $	Weighted average exercise price $	Weighted average Remaining life (years)
Balance, December 31, 2012	9,851,114	1,268,288	0.74	2.31
Private placement (note 9 (b)(i))	1,960,000	390,749	0.50	1.93
Share issue costs (note 9(b)(i) and 9(g))	-	(36,183)	-	-
Balance, December 31, 2013	11,811,114	1,622,854	0.70	1.42
Private placement (note 9(b)(ii))	720,000	74,691	0.50	1.33
Share issue costs (note 9(b)(ii))	-	(1,910)	-	-
Reallocation of warrant fair value upon expiry	(4,391,112)	(1,088,188)	(0.48)	-
Balance, December 31, 2014	8,140,002	607,447	0.50	0.92

The fair value of the warrants are estimated as at the grant date using the Black-Scholes option pricing model. The weighted average assumptions used in the calculation are noted below:

	December 31, 2014	December 31, 2013
Risk-free interest rate	1.05%	1.06%
Expected life	2 years	2 years
Expected volatility	105.61%	105.61%
Fair value per warrant	0.10	0.20

g)	Broker warrants

	Number of Broker Warrants	Weighted Average Exercise Price $	Amount $	Weighted Average Life (years)
Balance, December 31, 2012	647,500	0.79	222,910	1.61
Exercise of broker warrants acquired on Acquisition	(21,700)	-	-	-
Broker Unit – common share portion (i)	38,625	0.40	8,001	1.93
Broker Unit – warrant portion (i)	38,625	0.50	7,951	1.93
Balance, December 31, 2013	703,050	0.76	238,862	0.78
Expiry of broker warrants	(625,800)	0.80	(222,910)	-
Balance, December 31, 2014	77,250	0.40	15,952	0.93

i)	Those who facilitated the private placement received an aggregate of 38,625 broker units on the same basis as the Unit. Each Broker Unit, exercisable until December 6, 2015, consisted of one common share of the Company and one common share purchase warrant, with each whole warrant entitling the holder thereof to purchase one common share of the Company for $0.50 per common share until December 6, 2015.

29

Gold Royalties Corporation

Notes to the Consolidated Financial Statements

For the year ended December 31, 2014 and December 31, 2013

(Audited)

The common share portion of the broker unit was valued at $8,001 and the warrant portion of the broker unit was valued at $7,951, for an aggregate value of $15,952. The aggregate value of the Broker Unit was included in share issue costs, allocated between share capital and warrants (note 9(b)(i)), with a corresponding credit to contributed surplus.

The fair value of the broker units granted was estimated as at the grant date using the Black-Scholes option pricing model. The weighted average assumptions used in the calculation are noted below:

December 31, 2013
Risk-free interest rate	1.06%
Expected life	2 years
Expected volatility	105.61%
Fair value per warrant	$0.20

10	Income taxes

Income tax expense differs from that which would be expected from applying the combined effective Canadian federal and provincial corporate tax rates of 25.95% (December 31, 2013 – 25.95%) to income before income taxes as follows:

	December 31, 2014 $	December 31, 2013 $
Loss per statement of comprehensive loss	(6,351,677)	(2,369,633)
Tax rate	25.95%	25.95%
Expected income tax provision	(1,648,000)	(614,920)
Increase (decrease) resulting from:
Share-based payments	40,000	60,434
Other	207,000	16,451
Items through statement of financial position	(19,000)	(18,839)
Change in deferred tax asset not recognized	1,420,000	556,874
Deferred income tax recovery	-	-

30

Gold Royalties Corporation

Notes to the Consolidated Financial Statements

For the year ended December 31, 2014 and December 31, 2013

(Audited)

Significant components of deferred tax assets related to temporary differences and tax loss carry forwards, which have not been recognized in these financial statements, are as follows:

	December 31, 2014 $	December 31, 2013 $
Royalty interests	1,571,344	239,708
Non-capital tax losses carried forward	829,194	646,294
Share issue costs	145,295	219,468

Significant components of deferred tax liabilities related to temporary differences and tax loss carry forwards, which have been recognized in these financial statements, are as follows:

	December 31, 2014 $	December 31, 2013 $
Convertible debenture	(95,000)	(160,000)
Non-capital tax losses carried forward	95,000	160,000

The accumulated non-capital loss carry forwards expire as follows:

2034	454,333
2033	1,320,167
2032	450,073
2031	478,111
2030	647,613
2029	211,143

11	Related party transactions

The Company considers its directors and executives to be key management personnel. Compensation attributed to the directors and key management personnel, consisting of the president and chief executive officer and the chief financial officer, is as follows:

	December 31, 2014 $	December 31, 2013 $
Salaries and benefits	325,945	358,468
Share based expense	144,903	232,887
Total	470,848	591,355

31

Gold Royalties Corporation

Notes to the Consolidated Financial Statements

For the year ended December 31, 2014 and December 31, 2013

(Audited)

12	Financial instruments and risk management

The Board of Directors oversees managements’ establishment and execution of the Company’s risk management framework. Management has implemented and monitors compliance with risk management policies. The Company’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to market conditions and the Company’s activities.

a)	Fair values

The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued liabilities, and the convertible debenture. The fair value of all the financial instruments, other than cash and the convertible debenture, approximate their carrying value due to their short-term nature.

The significance of inputs used in making fair value measurements are examined and classified according to a fair value hierarchy. Fair values of assets and liabilities included in Level 1 are determined by reference to quoted prices in active markets for identical assets and liabilities. Assets and liabilities in Level 2 include valuations using inputs other than quoted prices for which all significant outputs are observable, either directly or indirectly. Level 3 valuations are based on inputs that are unobservable and significant to the overall fair value measurement.

At December 31, 2014, the Company’s cash has been subject to Level 1 valuation.

b)	Credit risk

Credit risk is the risk that a third party might fail to fulfill its performance obligations under the terms of a financial instrument. Credit risk arises from cash and accounts receivables. The Company closely monitors its financial assets and maintains its cash deposits in high quality financial institutions. The maximum credit risk exposure for all of the Company's current financial assets is the carrying value of those assets. As at December 31, 2014, $61,589 (December 31, 2013 - $66,954) of the Company’s accounts receivable was held with one party and was collected subsequent to December 31, 2014.

As at December 31, 2014, the Company had cash of $634,801 (December 31, 2013 - $589,847) deposited with one major Canadian financial institution. As the amounts are deposited with a Canadian chartered bank, management has assessed the risk of loss to be minimal.

32

Gold Royalties Corporation

Notes to the Consolidated Financial Statements

For the year ended December 31, 2014 and December 31, 2013

(Audited)

c)	Market risk

Market risk is the risk that changes in market factors, such as commodity prices or interest rates, will affect the value of the Company’s financial instruments. The Company manages market risk by either accepting it or mitigating it through the use of economic strategies.

(i)	Commodity price risk

The Company’s royalty interest revenue is subject to fluctuations from changes in market prices of the underlying minerals. The market prices are the primary drivers of the Company’s profitability and ability to generate free cash flow. All of the Company’s future revenue is un-hedged.

(ii)	Interest rate risk

Interest rate risk refers to the risk that the value of a financial instrument or cash flows associated with the instrument will fluctuate due to changes in market interest rates. Currently, the Company’s interest rate exposure arises mainly from the interest receipts on cash and the fixed interest rate on the convertible debenture.

d)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due. The Company ensures, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, without incurring unacceptable losses or harm to the Company’s reputation. The Company’s financial liabilities consist of accounts payable and accrued liabilities, and convertible debenture. As at December 31, 2014, the Company has sufficient cash resources to meet all of its current liabilities as they become due.

13	Capital management

The Company defines capital to be components of shareholders' equity. The Company's objective in managing capital is to ensure its ability to maintain its operations and achieve its growth objectives (note 1). The Company does not have any externally imposed capital management requirements. Management reviews its capital management approach on an ongoing basis and believes its current approach is reasonable given the size of the Company. There has been no change in management’s approach to capital management during the year.

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Gold Royalties Corporation

Notes to the Consolidated Financial Statements

For the year ended December 31, 2014 and December 31, 2013

(Audited)

14	Subsequent event

Subsequent to December 31, 2014, the Company entered into the following transactions:

On February 17, 2015, the Company entered into an arrangement agreement (the “Arrangement Agreement”) pursuant to which all of the outstanding common shares of the Company will be acquired by an unrelated party (the “Acquirer”) by way of a statutory plan of arrangement (the “Arrangement”). Pursuant to the Arrangement, shareholders of the Company will receive common shares of the Acquirer on the basis of 0.045 common shares of the Acquirer for each 1 common share of the Company. All warrants and stock options outstanding within the Company as of the Arrangement date will receive, on subsequent exercise of such warrants and options in accordance with its terms and for the same aggregate exercise price, 0.045 of an Acquirer common share.

The Arrangement received shareholder approval on April 23, 2015.

The Arrangement is subject to certain regulatory approval. In the event the Arrangement is not completed under certain circumstances, the Company has agreed to pay the Acquirer a termination fee of $200,000.

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